EXHIBIT 99.1

  For Immediate Release: October 10, 2013

William R. Klesse and Gene L. Batchelder Elected to Occidental Petroleum Board of Directors

LOS ANGELES, October 10, 2013 – Occidental Petroleum Corporation (NYSE: OXY) announced today that William R. Klesse, Chairman of the Board and Chief Executive Officer of Valero Energy Corporation, and Gene L. Batchelder, former Senior Vice President and Chief Administrative Officer at ConocoPhillips Company, have been elected to its Board of Directors.
“The election of Bill and Gene reflects the Board’s intent to bring on new directors with experience in the energy industry,” said Ambassador Edward P. Djerejian, Chairman of the Board. “We’re delighted they are joining us, and we look forward to working closely with them.”
Mr. Klesse, 67, began his 40-plus year career in the energy industry at Diamond Shamrock Corporation. Following the merger of Ultramar Corporation and Diamond Shamrock, the company was acquired by Valero. Mr. Klesse became Executive Vice President and Chief Operating Officer in 2003, CEO in 2006 and Chairman of the Board in 2007. He holds a bachelor’s degree in Chemical Engineering from the University of Dayton and an MBA with an emphasis in Finance from West Texas A&M University.
Mr. Batchelder, 66, joined Phillips Petroleum in 1972. He was named President of Phillips Driscopipe, Inc., in 1990 and Finance Manager of GPM Gas Co. in 1994. He was Conoco’s Senior Vice President, Services and Chief Information Officer from 2002 to 2009, when he was promoted to Senior Vice President and Chief Administrative Officer. He retired from Conoco in 2012. Mr. Batchelder holds a bachelor’s degree in Accounting from Oklahoma State University and is a certified public accountant.
About Oxy
Occidental Petroleum Corporation is an international oil and gas exploration and production company with operations in the United States, Middle East/North Africa and Latin America regions. Oxy is one of the largest U.S. oil and gas companies, based on equity market capitalization. Oxy's wholly owned subsidiary, OxyChem, manufactures and markets chlor-alkali products and vinyls. Oxy is committed to safeguarding the environment, protecting the safety and health of employees and neighboring communities and upholding high standards of social responsibility in all of the company's worldwide operations.
-0-
CONTACTS:

Occidental Petroleum Corporation

Media: Melissa E. Schoeb
310-443-6504
melissa_schoeb@oxy.com

Investors: Chris Stavros
212-603-8184
chris_stavros@oxy.com

On the web: www.oxy.com